As filed with the Securities and Exchange Commission on April 26, 2001
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEDONA CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	95-4091769

(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

455 South Gulph Road, Suite 300 King of Prussia, Pennsylvania	19406

(Address of principal executive offices)	(Zip Code)

SEDONA CORPORATION 2000 INCENTIVE STOCK OPTION PLAN
SEDONA CORPORATION EMPLOYEE STOCK PURCHASE PLAN
(Full title of plans)

(Name, address and telephone
number of agent for service)
Marco A. Emrich
President and Chief Executive Officer
455 South Gulph Road, Suite 300
King of Prussia, Pennsylvania 19406
(484) 679-2200

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
	to be	Offering	Aggregate	Registration
Title of Securities to be Registered	Registered (1)	Price Per Unit (2)	Offering Price (2)	Fee (2)
Common Stock, $.001 par value Employee Stock Purchase Plan	1,000,000	$0.900	$900,000	$225.00

2000 Incentive Stock Option Plan	5,000,000	$0.900	$4,500,000	$1,125.00

TOTAL	6,000,000	$0.900	$5,400,000	$1,350.00

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions and an indeterminate number of plan participation interests to be offered or sold pursuant to the Employee Stock Purchase Plan.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the daily high and low sale prices of Sedona Corporation Common Stock reported on the NASDAQ SmallCap Market on April 23, 2001 (i.e., $0.900). Pursuant to Rule
457(h)(2), no separate registration fee is provided for the participation interests in the Employee Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      Not required to be included in this Form S-8 Registration Statement pursuant to introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

(b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (“Exchange Act”) since the end of the fiscal year covered by the document referred to in (a) above; and

(c) Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

      All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

      The Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses (including attorneys’ fees) incurred by them in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Pennsylvania law requires that a corporation indemnify its directors and officers against expenses

(including attorneys’ fees) actually and reasonably incurred by them in connection with any action or proceeding, including derivative actions, to the extent that such person has been successful on the merits or otherwise in defense of the action or in defense of any claim, issue or matter therein. Furthermore, Pennsylvania law provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

      In Pennsylvania, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or under a by-law or vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such contractual or other rights may, for example, under Pennsylvania law, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. Pennsylvania law permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

      The provisions of Article VII of the Registrant’s By-Laws require or authorize indemnification of officers and directors in all situations in which it is not expressly prohibited by law. At the present time, the limitations on indemnification would be dictated by the BCL and related legislation, which prohibit indemnification where the conduct is determined by a court to constitute willful misconduct or recklessness. Subject to these statutory limitations, the By-Laws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits. These provisions also authorize indemnification for negligence or gross negligence and for punitive damages and certain liabilities incurred under the federal securities laws. The By-Laws also prohibit indemnification attributable to receipt from the Registrant of a personal benefit to which the recipient is not legally entitled.

      Under the indemnification provisions of the By-Laws, a person who has incurred an indemnifiable expense or liability would have a right to be indemnified, and that right would be enforceable against the Registrant as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the By-Laws also require the Registrant to indemnify such portion.

      Section 7.03 of the By-Laws provides that the financial ability of a person to be indemnified to repay an advance of indemnifiable expenses is not a prerequisite to the making of the advance.

      Section 7.06 of the By-Laws provides that any dispute concerning a person’s right to indemnification or advancement of expenses thereunder will be resolved only by arbitration by three persons, each of whom is required to have been a director or executive officer of a corporation whose shares, during at least one year of such service, were listed on the New York Stock Exchange or the American Stock Exchange or were quoted on the NASDAQ system. The Registrant also is obligated to pay the expenses (including attorneys’ fees) incurred by any person who is successful in the arbitration. The arbitration provisions effectively waive the Registrant’s right to have a court determine the unavailability of indemnification in cases involving willful misconduct or recklessness.

      Section 7.07 of the By-Laws provides that in circumstances in which indemnification is held to be unavailable, the Registrant must contribute to the liabilities to which a director or officer may be subject in such proportion as is appropriate to reflect the intent of the indemnification provisions of the By-Laws. Since the foregoing provisions purport to provide partial relief to directors and officers in circumstances in which the law or public policy is construed to prohibit indemnification, substantial uncertainties exist as to the enforceability of the provisions in such circumstances.

      Section 7.10 of the By-Laws also contains provisions stating that the indemnification rights thereunder are not exclusive of any other rights to which the person may be entitled under any statute, agreement, vote of shareholders or disinterested directors or other arrangement.

      All future directors and officers of the Registrant automatically would be entitled to the protections of the indemnification provisions of the By-Laws at the time they assume office.

      Pennsylvania law permits a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability. The directors and officers of the Registrant are covered as insureds under a directors’ and officers’ liability insurance policy.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT
NUMBER	DESCRIPTION

4.1	Articles of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K, dated June 15, 1992)

4.2	Amendment to the Articles of Incorporation (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

4.3	By-Laws (incorporated by reference to the Registrant’s Current Report on Form 8-K, dated June 15, 1992)

4.4	2000 Incentive Stock Option Plan (filed as Appendix A to the Registrant’s Definitive Proxy Materials dated May 17, 2000 and incorporated herein by reference)

4.5	Employee Stock Purchase Plan (filed as Appendix B to the Registrant’s Definitive Proxy Materials dated May 17, 2000 and incorporated herein by reference)

5.0	Opinion of Piper Marbury Rudnick & Wolfe LLP, counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered under this Registration Statement

23.1	Consent of Counsel (contained in Exhibit 5.0)

23.2	Consent of Independent Auditors (filed herewith)

24.0	Power of Attorney (filed herewith)

Item 9. Undertakings.

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, Commonwealth of Pennsylvania, on the 23rd day of April, 2001.

SEDONA CORPORATION

By: /s/ Marco A. Emrich Marco A. Emrich Chairman of the Board and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Administrator of the Employee Stock Purchase Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, Commonwealth of Pennsylvania on the 18th day of April, 2001.

SEDONA CORPORATION EMPLOYEE STOCK PURCHASE PLAN

By: /s/ David S. Hirsch David S. Hirsch Member of Compensation Committee

      Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Marco A. Emrich	Chief Executive Officer and	April 23, 2001

Marco A. Emrich	President

(Principal Executive Officer)

/s/ William K. Williams	Chief Financial Officer and	April 23, 2001

William K. Williams	Vice President

(Principal Financial and Accounting Officer)

      A majority of the Board of Directors (R. Barry Borden, Marco A. Emrich, David S. Hirsch, Michael A. Mulshine, Laurence L. Osterwise, James C. Sargent, Robert M. Shapiro)

/s/ Michael A. Mulshine	As Attorney-in-Fact	April 23, 2001

Michael A. Mulshine

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1	Articles of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K, dated June 15, 1992)

4.2	Amendment to the Articles of Incorporation (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

4.3	By-Laws (incorporated by reference to the Registrant’s Current Report on Form 8-K, dated June 15, 1992)

4.4	2000 Incentive Stock Option Plan (filed as Appendix A to the Registrant’s Definitive Proxy Materials dated May 17, 2000 and incorporated herein by reference)

4.5	Employee Stock Purchase Plan (filed as Appendix B to the Registrant’s Definitive Proxy Materials dated May 17, 2000 and incorporated herein by reference)

5.0	Opinion of Piper Marbury Rudnick & Wolfe LLP, counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered under this Registration Statement

23.1	Consent of Counsel (contained in Exhibit 5.0)

23.2	Consent of Independent Auditors (filed herewith)

24.0	Power of Attorney (filed herewith)